News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Deere Board Elects Josh Jepsen as Chief Financial Officer

(September 1, 2022) — Deere & Company (NYSE: DE) announced that its Board of Directors elected Josh Jepsen, 44, as Senior Vice President and Chief Financial Officer (CFO), effective September 16. He is succeeding Raj Kalathur, who will continue as President, John Deere Financial, and Chief Information Officer.

Jepsen has been with Deere for 23 years, having worked in a broad range of accounting and financial-analysis roles across the company’s manufacturing and North American sales and marketing operations. He was also Manager of Commercial Operations outside the United States and Canada for the company’s Construction & Forestry division. In addition, he served as Controller for the Asia Pacific and Africa region, based in Singapore.

Jepsen joined Deere’s Investor Relations team as Manager of Investor Communications in 2015 and became Director, Investor Relations in 2018. He more recently played a key role in developing the company’s Leap Ambitions – goals designed to boost economic value and sustainability for Deere’s customers – and was instrumental in setting up the company’s sustainability organization. He assumed the duties of Deputy Financial Officer earlier this year.

“Josh’s broad range of financial and operational experience, along with his strong knowledge of our business and our Smart Industrial operating model, have prepared him well to serve as Chief Financial Officer,” said John C. May, Chairman and Chief Executive Officer of Deere & Company. “He’s additionally established a strong record as an insightful leader, a champion of diversity, equity, and inclusion, and a proven cultivator of talent, all which will serve us well as we continue to focus on executing our strategy and delivering increased value to our stakeholders.”

About Deere & Company:

Deere & Company (www.JohnDeere.com) is a global leader in the delivery of agricultural, construction, and forestry equipment. We help our customers push the boundaries of what’s possible in ways that are more productive and sustainable to help life leap forward. Our technology-enabled products including John Deere Autonomous 8R Tractor, See & Spray™, and E-Power Backhoe are just some of the ways we help meet the world's increasing need for food, shelter, and infrastructure. Deere & Company also provides financial services through John Deere Financial.

For more information on Deere & Company, visit us at www.deere.com/en/news/.

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